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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


                  AGREEMENT dated as of February 13, 2001 between Take-Two Interactive Software, Inc., a Delaware corporation (the "Employer" or the "Company"), and Karl H. Winters (the "Employee").


                              W I T N E S S E T H :
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                  WHEREAS, the Employer desires to employ the Employee as its
Chief Financial Officer and to be assured of his services as such on the terms and conditions hereinafter set forth; and

                  WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

                  1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to serve Employer as Chief Financial Officer for a three-year period commencing effective as of the date hereof (the "Effective Date") (such period being herein referred to as the "Initial Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year"). After the Initial Term, this Agreement shall be renewable automatically for successive one year periods (each such period being referred to as a "Renewal Term" and, together with the Initial Term, the "Term"), unless, more than ninety days prior to the expiration of the Term, either the Employee or the Company gives written notice that employment will not be renewed.

                  2. Employee Duties.


                  (a) From and after the date hereof and during the term of this Agreement, the Employee shall have the duties and responsibilities of Chief Financial Officer, reporting directly to the Chief Executive Officer and the Board of Directors of the Employer (the "Board"). It is understood that such duties and responsibilities shall be reasonably related to the Employee's position as Chief Financial Officer.


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                  (b) The Employee shall devote substantially all of his
business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company. The principal place of performance by the Employee of his duties hereunder shall be the Company's principal executive offices in New York, although the Employee may be required to travel outside of the area where the Company's principal executive offices are located in connection with the business of the Company.

                  3. Compensation.

                  (a) During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $300,000 per annum, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. Such Salary shall be subject to an annual review by the Board and may be increased (but not decreased) from time to time at the discretion of the Board.

                  (b) The Employee shall be paid a bonus equal to $15,000 in respect of each fiscal quarter in the event Employee successfully implements the recommendations of the Audit Committee of the Board of Directors for that quarter, which shall be mutually acknowledged and agreed in advance of each quarter.

                  (c) The Employee shall be entitled to receive incentive options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended) to purchase 200,000 shares of Common Stock under Employer's Stock Option Plan (vesting as to one-quarter of the shares covered thereby on the six month, twelve month, eighteen month and twenty-four month anniversaries of the Effective Date) at an exercise price equal to the last sale price of the Company's Common Stock on the date the Company's common stock resumes trading.

                  (d) The Employee shall be entitled to a signing bonus of $20,000 payable upon the execution hereof.

                  (e) The Employee shall be entitled to an automobile allowance of $800 per month. The Company will pay for insurance, parking and gasoline.


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                  (f) The Employee shall be entitled to receive $1 million in life insurance, the premiums for which shall be paid by the Company.


                  4. Benefits.

                  (a) During the term of this Agreement, the Employee and the Employee's family shall have the right to receive or participate in all benefits and plans which the Company may from time to time institute during such period for its Chief Executive Officer, or its senior executives in particular, or for its employees in general, including without limitation, 401(k) benefits and health and dental coverage. Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

                  (b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (not less than four weeks vacation during any Employment Year).

                  5. Travel Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be reimbursed by the Employer.

                  6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

                  (a) By action taken by the Board, the Employee may be discharged for cause (as hereinafter defined), effective as of such time as the Board shall determine. Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee, except for payment of Salary and benefits through the effective date of termination and as provided in Section 8(h), and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.

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                  (b) In the event of (i) the death of the Employee or (ii) by action of the Board and the inability of the Employee, by reason of physical or mental disability, to continue substantially to perform his duties hereunder for a period of 180 consecutive days, during which 180 day period Salary and any other benefits hereunder shall not be suspended or diminished. Upon any termination of the Employee's employment under this Section 6(b), the Employer shall have no further obligations or duties to the Employee, except for payment of salary and benefits through the effective date of termination and as provided in Section 8(h).

                  (c) In the event that Employee's employment with the Employer is terminated by action taken by the Board without cause (including in the event of a Change of Control), then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described below and as provided in Section 8(h), and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, the Employer shall continue to pay Salary and all benefits to the Employee for twelve months following the effective date of termination. If such termination occurs following a Change of Control (as defined herein), all amounts payable to the Employee pursuant to this Section 6(c) shall be paid in one lump-sum payment immediately upon termination. In the event of a Change of Control, all of the options granted under this Agreement shall vest and become immediately exercisable. In addition, in the event that that this Agreement is not renewed after expiration of the Term, then the Company may elect either to pay the Employee's Salary and benefits during the period set forth in Section 7(b) or waive the provisions of Section 7(b).

                  (d) For purposes of this Agreement, the Company shall have "cause" to terminate the Employee's employment under this Agreement upon (i) the willful failure by the Employee to substantially perform his duties under this Agreement after reasonable written notice to cure, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, (iii) the conviction of the Employee of a felony or (iv) gross negligence on the part of the Employee. In the absence of a legal opinion from the Company's counsel to the contrary, no act or failure to act shall be considered willful unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that such action or omission was in the best interest of the Company. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty
(30) days to cure if the grounds arise under clauses (i)or (iv) above.



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                  (e) For purposes of this Agreement, a "Change of Control shall mean (i) any consolidation or merger of Employer in which (x) Employer is not the surviving corporation, (y) the shareholders of Employer do not constitute a majority of the shareholders of the surviving corporation, or (z) shares of Employer's Common Stock would be converted into cash; (ii) any sale, lease, exchange or other transfer of all or substantially all of the assets of Employer; or (iii) the acquisition of beneficial ownership of 50% or more of the voting power of Employer's Common Stock by any person or group.

                  (f) The Employee may terminate his employment with the Company with or without Good Reason upon thirty (30) days written notice, which notice, in the case of a termination with Good Reason, shall specifically set forth the nature of such Good Reason. The term "Good Reason" shall mean (i) the substantial and material diminution in the Employee's duties, responsibilities, reporting relationship or position, (ii) without the Employee's consent, the relocation of the Employee's principal office location more than fifty (50) miles from its current location, or (iii) any material and continuing breach of this Agreement by the Company. Notwithstanding the occurrence of any such event or circumstance above, such occurrence shall not be deemed to constitute Good Reason hereunder if, within the thirty-day notice period, the event or circumstance giving rise to Good Reason has been fully corrected by the Company. In the event of a termination with Good Reason, the Employee shall be entitled to the same payment and benefits as provided in Section 6(c) above for a termination without cause. In the event of a termination without Good Reason, Employee shall be entitled to payment of salary and benefits through the effective date of termination and as provided in Section 8(h), and shall have the duties and obligations in Section 7.

                  (g) In the event of any termination of employment under this
Section 6, the Employee shall be under no obligation to mitigate amounts payable hereunder by seeking other employment or otherwise and there shall be no offset against amounts due to the Employee hereunder on account of subsequent employment or otherwise.



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                  7. Confidentiality; Noncompetition.

                  (a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and extraordinary and, as a result of such employment, the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (verbal and written) relating to the Company or any of its affiliates, or any of their respective activities, other than such information which is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information relating to: trade secrets, personnel lists, financial information, research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment; and provided, further, that Employee may disclose Confidential Information if required by a court or regulatory agency but shall provide notice to the Company to permit the Company to obtain a protective order.

                  (b) The Employee hereby agrees that he shall not, during the period of his employment and for a period of twelve months following such employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or territory outside the United States in which the Company is engaged in business during the period of the Employee's employment or on the date of termination of the Employee's employment, engage, have an interest in or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venture, employee, consultant or otherwise) competitive with the Company's business activities. In the case of the expiration of the Term or the termination of this Agreement pursuant to Section 6(c) or by the Employee for Good Reason pursuant to Section 6(f), the provisions of this Section 7(b) shall apply only for so long as the Company continues paying the Salary in effect as of the date of termination.



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                  (c) The Employee hereby agrees that he shall not, during the period of his employment and for a period of twelve months following such employment, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers, or persons listed on the personnel lists of the Company. At no time during the term of this Agreement, or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company.

                  (d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, significant employee, agent, lesser, lessee, licensor, licensee or customer who has been previously contacted by either a representative of the Company, including the Employee, (but only those suppliers existing during the time of the Employee's employment by the Company, or at the termination of his employment), to discontinue or alter his, her or its relationship with the Company.

                  (e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

                  (f)(i) The Employee agrees that all processes, technologies and inventions ("Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer shall belong to the Company, provided that such Inventions grew out of the Employee's work with the Company are related in any manner to the business (commercial or experimental) of the Company or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventorship;



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                  (f)(ii) If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Employee within two years after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

                  (f)(iii) The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

                   (g) The Company shall be the sole owner of all products and proceeds of the Employee's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Employee may acquire, obtain, develop or create in connection with and during the term of the Employee's employment hereunder, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

                   (h) The parties hereto hereby acknowledge and agree that (i) the Company would be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

                   (i) The parties hereto hereby acknowledge that, in addition to any other remedies the Company may have under Section 7(h) hereof, the Company shall have the right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of Section 7, and the Employee hereby agrees to account for any pay over such Benefits to the Company.


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                  (j) Each of the rights and remedies enumerated in Section 7(h)
and 7(i) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

                  (k) If any provision contained in this Section 7 is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                  (l) If any provision contained in this Section 7 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

                  (m) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

                  8. General. This Agreement is further governed by the following provisions:



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                  (a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.


                  To the Employer:

                           Take Two Interactive Software, Inc.
                           575 Broadway
                           New York, New York  10012
                           Attention:  President


                   To the Employee:

                           Karl Winters
                           216 Brookside Avenue
                           HoHoKus, New Jersey 07423


                  (b) Parties in Interest. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

                  (c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

                  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each party shall pay the cost of his or its legal fees and expenses incurred in connection with a legal proceeding brought to enforce the terms of this Agreement. If Employee prevails in such legal proceeding, the Company shall reimburse Employee for all reasonable legal fees and expenses incurred by Employee in connection with any such legal proceeding.



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                  (e) Warranty. Employee hereby warrants and represents as
follows:

                  (e)(i) That the execution of this Agreement and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

                  (e)(ii) Employee has ideas, information and know-how relating to the type of business conducted by Employer, and Employee's disclosure of such ideas, information and know-how to Employer will not conflict with or violate the rights of any third party or parties.

                  (e)(iii) Employee will not disclose any trade secrets relating to the business conducted by any previous employer.

                  (f) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

                  (g) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

                  (h) Indemnification. The Employer shall indemnify and hold harmless the Employee against any and all judgments, amounts incurred in settlement, fees and expenses reasonably incurred by Employee (including reasonable attorney's fees) in connection with or arising out of (i) in defense of any action, suit or proceeding in which he is a party; (ii) or any claim asserted or threatened against him, in either case by reason of or relating to his being or having been an employee, officer or director of the Company, except in so far as such indemnification is prohibited by law. The foregoing is in addition to any indemnification and exculpation provisions contained in the Company's Certificate of Incorporation and Bylaws and shall survive the termination of this Agreement.


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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement as of the date first above written.


                                     Take-Two Interactive Software, Inc.


                                      By:     /s/ Ryan Brant
                                         -------------------------------------
                                         Name:
                                         Title:


                                              /s/ Karl H. Winters
                                         -------------------------------------
                                                Karl H. Winters



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